EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS RECORD SECOND
QUARTER REVENUES AND EARNINGS
COMPANY REITERATES GUIDANCE FOR FISCAL YEAR, ANTICIPATING 20 TO 25 PERCENT
EARNINGS INCREASE
DURANGO, Colorado (October 5, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the second quarter and first half of FY2006.
(Note: All per-share figures in this news release are adjusted for a 5% stock dividend that was distributed to shareholders in March 2005 and a 4-for-3 stock split distributed to shareholders June 13, 2005.).
For the three months ended August 31, 2005, revenues increased 12.2 percent to approximately $6.6 million, compared with revenues of approximately $5.9 million in the second quarter of FY2005. Comparable-store sales at franchised retail outlets decreased approximately 0.8 percent during the most recent quarter when measured against the three months ended August 31, 2004. The Company believes that the decrease in comparable-store sales reflects an unseasonably hot summer in many regions of the country, along with a modest softening in the retail sector of the economy. Historically, retail sales of chocolate products suffer when weather conditions are unusually hot in particular markets.
Net earnings for the second quarter of FY2006 increased 12.0 percent to $1,124,000, compared with $1,003,000 in the prior-year period. Basic earnings per share increased 5.9 percent to $0.18 in the most recent quarter, compared with $0.17 in the second quarter of FY2005. Diluted earnings per share increased 6.3 percent to $0.17 in the second quarter of FY2006, versus $0.16 in the prior-year period.
“We are proud to report our ninth consecutive quarter of record earnings when compared with prior-year periods,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Our earnings rose 12.0 percent and 17.6 percent in the second quarter and first half of Fiscal 2006, respectively, despite the negative impact of unusually hot weather in many of our markets during the summer months. We are pleased with this performance, especially in light of the fact that we are comparing against very strong prior-year numbers. During the first half of Fiscal 2005, net income rose 50.4 percent versus the comparable period in the previous fiscal year.”
“Our franchisees opened 7 new stores in the second quarter and 12 new stores during the first half of the fiscal year,” observed Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “While store openings during the second quarter were fewer than the 10 to 15 originally anticipated due to permitting and construction delays, franchisees have opened another 6 stores since the end of the quarter, and we expect a total of 15 to 20 new stores to come on line during the third quarter. We still expect new store openings for the fiscal year ending February 28, 2006 to reach or exceed our target of 40 units.”

“We continue to experience strong demand for new store locations from both new and existing franchisees,” continued Merryman. “During the first half of Fiscal 2006, approximately 50 percent of new stores were opened by existing franchisees.”
During the second quarter of FY2006, franchisees opened new stores in Glendale, California; Long Branch, New Jersey; Provo, Utah; Salt Lake City (International Airport), Utah; Halifax, Nova Scotia; Delta, British Columbia and London, Ontario. Subsequent to August 31, 2005, franchisees have opened new stores in Gurnee (Gurnee Mills), Illinois; Burlington, Ontario; Raleigh, North Carolina; Aurora, Colorado; Fresno (The Piazza), California and Commerce (Citadel Outlets), California.
For the six months ended August 31, 2005, revenues rose 12.8 percent to approximately $11.9 million, versus approximately $10.6 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets for the six-month period ended August 31, 2005 increased approximately 2.3 percent when measured against the first half of FY2005.
Net earnings increased 17.6 percent to $1,876,000 in the six months ended August 31, 2005, compared with $1,595,000 during the same period in FY2005. Basic earnings per share increased 11.1 percent to $0.30 during the first half of FY2006, versus $0.27 in the six months ended August 31, 2004. Diluted earnings per share increased 12.0 percent to $0.28 for the six-month period ended August 31, 2005, versus $0.25 in the first half of the previous fiscal year.
“As we enter the cooler autumn months, we expect store sales and pounds of product purchased from our factory to strengthen,” continued Merryman. “We are optimistic that year-over-year earnings comparisons in the third and fourth quarters will be stronger than in the first half of the year, and we remain comfortable with our previous guidance that full-year earnings should rise 20 to 25 percent from the record levels reported in Fiscal 2005.”
“Our financial condition remains very strong. We retired the remainder of our outstanding debt in the first half of Fiscal 2006 and ended the second quarter with $2.2 million of cash in the bank and a healthy current ratio of 4.3 to1.0,” concluded Merryman.
The Company will host a conference call Wednesday, October 5, 2005 at 4:15 p.m. EDT to discuss second quarter results in greater detail and the outlook for the balance of Fiscal 2006. The dial-in number for the conference call is 800-370-0740 international/local participants dial 973-409-9259, and entering the access code 6543028. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1140194. A replay of the call will be available through October 12, 2005 by dialing 877-519-4471 or for international callers by dialing 973-341-3080, the replay Access Code is 6543028. The call will also be archived through January 3, 2006 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1140194.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 297 stores in 41 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened
	during the
	six months ended	Stores open as of
	August 31, 2005	August 31, 2005
United States:
Franchised Stores	9	247
Company-owned Stores	1	10
International Licensed Stores	3	34

Total	13	291

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2005	2004	2005	2004
Revenues
Factory sales	$4,294	$3,731	62.5%	63.6%
Royalty and marketing fees	1,274	1,175	19.4%	20.0%
Franchise fees	200	153	3.0%	2.6%
Retail sales	815	809	12.4%	13.8%
Total revenues	6,583	5,868	100.0%	100.0%

Costs and Expenses
Cost of sales	3,018	2,559	45.8%	43.6%
Franchise costs	307	317	4.7%	5.4%
Sales and marketing	285	272	4.3%	4.6%
General and administrative	507	525	7.7%	9.0%
Retail operating	473	379	7.2%	6.5%
Depreciation and amortization	204	202	3.1%	3.4%

Total costs and expenses	4,794	4,254	72.8%	72.5%

Income from Operations	1,789	1,614	27.2%	27.5%

Other Income (Expense)
Interest expense	—	(24)	—	(0.4%)
Interest income	17	23	0.3%	0.4%
Other, net	17	(1)	0.3%	(0.0%)

Income Before Income Taxes	1,806	1,613	27.5%	27.5%

Provision for Income Taxes	683	610	10.4%	10.4%

Net Income	$1,123	$1,003	17.1%	17.1%

Basic Earnings per Common Share	$0.18	$0.17

Diluted Earnings per Common Share	$0.17	$0.16

Weighted Average Common Shares Outstanding	6,270,974	5,969,852
Dilutive Effect of Stock Options	469,741	460,608
Weighted Average Common Shares Outstanding, Assuming Dilution	6,740,715	6,430,460

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2005	2004	2005	2004
Revenues
Factory sales	$7,684	$6,763	64.3%	63.9%
Royalty and marketing fees	2,447	2,175	20.5%	20.5%
Franchise fees	362	295	3.0%	2.8%
Retail sales	1,457	1,360	12.2%	12.8%
Total revenues	11,950	10,593	100.0%	100.0%

Costs and Expenses
Cost of sales	5,416	4,704	45.3%	44.4%
Franchise costs	645	612	5.4%	5.8%
Sales and marketing	591	547	4.9%	5.2%
General and administrative	1,036	1,034	8.7%	9.8%
Retail operating	862	726	7.2%	6.8%
Depreciation and amortization	414	403	3.5%	3.8%
Total costs and expenses	8,964	8,026	75.0%	75.8%

Income from Operations	2,986	2,567	25.0%	24.2%

Other Income (Expense)
Interest expense	(20)	(51)	(0.2%)	(.5%)
Interest income	50	49	0.4%	.5%
Other, net	30	(2)	0.2%	.0%

Income Before Income Taxes	3,016	2,565	25.2%	24.2%

Provision for Income Taxes	1,140	970	9.5%	9.1%

Net Income	1,876	1,595	15.7%	15.1%

Basic Earnings per Common Share	$0.30	$0.27

Diluted Earnings per Common Share	$0.28	$0.25

Weighted Average Common Shares Outstanding	6,218,478	5,985,715
Dilutive Effect of Stock Options	490,423	444,807
Weighted Average Common Shares Outstanding, Assuming Dilution	6,708,901	6,430,522
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2005	February 28, 2005
		(audited)
Current Assets	$9,993	$11,125
Total assets	$18,477	$19,248
Current Liabilities	$2,315	$3,117
Long-Term Debt, Less Current Maturities	$—	$1,539
Stockholders’ Equity	$15,535	$13,894